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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    AND EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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       14a-6(e)(2))
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[ ]    Soliciting Material Pursuant to sec. 240.14a-12

                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)

                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

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The following is the text of several e-mails or memorandums that were sent or received by John N. Kapoor, Ph.D. concerning NeoPharm, Inc.:

                                  CONFIDENTIAL

Memorandum

TO:    Jim Hussey

FROM:  John N. Kapoor

DATE:  July 21, 2003

RE:    Follow-up on Budget meeting

As we discussed in our meeting, we will develop a budget for the next two quarters based on zero base before our 2nd quarter conference call with the investors. Subsequently, we will do a rolling budget for each quarter.

Jim, it is my opinion that it is critical for us to conserve cash and look at every aspect of expenditures to assure investors that we can take one home.

Our expenses in 2nd quarter, even though needed, highlight the urgency of getting the budget done as quickly as possible.

Please call me to set up a time to get the process moving.



John

cc:  L. Kenyon
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                                     URGENT

                                   MEMORANDUM



To:    Rick Hanson              AUDIT COMMITTEE
       Matthew Rogan
       Kaveh Safavi

CC:    Jim Hussey
       Sander Flaum

From:  John N. Kapoor

Date:  October 9, 2003

Re:

I am very concerned that NeoPharm is operating without an approved budget for the 4th quarter, 2003.

I have repeatedly asked management to develop a zero based budget for the 4th quarter so that we are aware of the burn rate, especially because of our cash position.

With additional concerns regarding our LIPOSOME projects, it's even more important that we look at the budget now. Based on comments from advisors, we need to evaluate each Liposome project carefully before moving forward. Making a final decision on these projects could take some time. In the interim, I do not know if the Company continues to spend money, as I have not seen any budget.

With this memo, I am asking the audit committee to get the budget and have a conference call to review it as soon as possible. I do not believe that we can wait for the upcoming board meeting to approve the budget.

Sincerely,
John N. Kapoor
Chairman

-----Original Message-----
From: Kaveh Safavi [mailto:ksafavi@Solucient.com]
Sent: Thursday, October 09, 2003 9:07 PM
To: Rick Hanson; Matthew Rogan; Kaveh Safavi; Sander Flaum
(Sander.flaum@eurorscg.com); John Kapoor (noquendo@ejfinancial.com)
Cc:  Jim Hussey
Subject: RE:  Memo from Dr. John N. Kapoor


John,

Thank you for your note. I think this is really an issue for the full board - it is not a audit issue and the Audit committee is not empowered as a finance committee. In fact - I do not think we have a finance committee. Therefore - I think the concerns must be addressed as full board.

To all:

On a related note - it is my belief that the Budget is not really an authorization to spend money - it is really a governance and strategy roadmap. Therefore - there is really no such thing as a budget "authorization" to spend money. Variance from the budget represents issues of strategy or management performance that must be discussed in that manner.

If we need to discuss the budget prior to our meeting on the 22 - then I think the chairman call a meeting. But I fear it will cover the same content and need the same preparation we were planning for the 10/22 meeting to be useful. Just one opinion.

Kaveh Safavi MD
(p) 847-440-9725
(f) 847-570-3950
(c) 847-702-4010
ksafavi@solucient.com